                                                                    EXHIBIT 99.1

Investor Contact:                                          Media Contact:
- - ----------------                                           -------------
Kathy B. Makrakis                                          Bruce P. Garren
(914) 696-6509                                             (914) 696-6540

FOR IMMEDIATE RELEASE (Wednesday, October 26, 1994)
- - ---------------------------------------------------

                 TAMBRANDS REPORTS RECORD THIRD-QUARTER SALES;
                 ---------------------------------------------
                    ANNOUNCES 43RD ANNUAL DIVIDEND INCREASE
                    ---------------------------------------

White Plains, New York--October 26, 1994--Tambrands Inc. (NYSE:TMB) today reported third-quarter results that included record sales and improved earnings.

Net sales for the quarter ended September 30, 1994 were $175,336,000, an increase of 9% over sales of $161,417,000 in the third quarter of 1993, driven by substantial gains in International volumes. Net earnings were $25,024,000, 5% more than third-quarter 1993 earnings of $23,824,000. Earnings per share increased to $0.68 in the third quarter of 1994, up 10% from earnings per share of $0.62 in the same period of 1993. Earnings per share increased at a higher rate than net earnings because Tambrands' stock buybacks reduced the number of shares outstanding.

Commenting on the results, Edward T. Fogarty, President and Chief Executive Officer, said, "I am encouraged by the third quarter. Worldwide sales reached a new third-quarter record in dollars and in units, based on strong performances in the United States and Europe and on new product introductions. Overall, the quarter demonstrates that the fundamental strengths of this franchise remain in place around the world, forming a solid foundation for future growth."

"In addition," Fogarty said, "I am delighted that Tambrands' new top management team is now in place. As previously announced, we have recently hired Mike Lorelli as Executive Vice President and President, North America/Latin America; Tom Mason as Group Vice President - International; and Tom Soper as Senior Vice President - Human Resources and Communications. With these additions to the team, we have experienced, world-class management to lead this world-class Tampax franchise into the future."

Companywide marketing, selling and distribution expenses in the quarter were above last year's levels, as Tambrands continued its increased marketing spending. This increased spending was


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partially offset by reductions in administrative expenses, driven principally by the Company's continuing overhead reduction programs.

For the first nine months of 1994, net sales were $480,133,000, compared to $464,806,000 in the comparable period of 1993. Net earnings for the nine months were $67,075,000, or $1.81 per share, compared to earnings before the cumulative effect of accounting change of $52,628,000, or $1.36 per share, in the first nine months of 1993. Excluding also the second-quarter 1993 restructuring charge, net earnings for the first nine months of 1993 were $72,901,000.

The Company also announced that its Board of Directors had voted to increase the regular quarterly dividend on the Company's common stock from 42 to 44 cents per share. This is the forty-third consecutive year that the Company has increased its dividend. The increased dividend will be payable on December 15, 1994 to shareholders of record on December 5, 1994.

Said Fogarty, "The Board and management have great confidence in the strength of this business, and increasing the dividend is an expression of that confidence. We are very proud of our long history of dividend increases, which few companies can match."

Tambrands has manufactured Tampax(R) tampons for almost 60 years, and today is the market leader worldwide. Tambrands' major markets include the United States, the United Kingdom, France, Canada and Spain.

A summary of consolidated operating results for the three months and nine months ended September 30, 1994 is attached.

                                     # # #
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                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENTS
                   3 Months and 9 Months Ended September 30

                       3 Months Ended                9 Months Ended
(In thousands,          September 30      Percent     September 30    Percent
                      -----------------             ----------------
 except per share      1994       1993    Change     1994      1993*  Change
                      ------     ------   -------   ------    ------  -------
 figures)

NET SALES            $175,336   $161,417       9   $480,133  $464,806      3

COST OF
PRODUCTS SOLD          57,733     53,944       7    154,244   151,258      2
                     --------   --------           --------  --------

GROSS PROFIT          117,603    107,473       9    325,889   313,548      4

SELLING, ADMIN. AND
GENERAL:
  MARKETING, SELLING
  AND DISTRIBUTION     62,581     56,650      10    172,154   153,461     12

  ADMIN. AND GENERAL   12,690     13,714      (7)    40,262    45,116    (11)

  RESTRUCTURING AND
  OTHER CHARGES             -          -       -          -    30,042      -
                     --------   --------           --------  --------
                       75,271     70,364       7    212,416   228,619     (7)
                     --------   --------           --------   -------

OPERATING INCOME       42,332     37,109      14    113,473    84,929     34

INTEREST,
NET AND OTHER          (2,613)       344       -     (7,005)      382      -
                     --------   --------           --------  --------

EARNINGS BEFORE
PROVISION FOR INCOME
TAXES AND CUM. EFFECT
OF ACCT. CHANGE        39,719     37,453       6    106,468    85,311     25

PROVISION FOR
INCOME TAXES           14,695     13,629       8     39,393    32,683     21
                     --------   --------           --------  --------

EARNINGS BEFORE
CUMULATIVE EFFECT
OF ACCT. CHANGE        25,024     23,824       5     67,075    52,628     27

CUMULATIVE EFFECT
OF ACCT. CHANGE             -          -       -          -   (10,252)     -
                     --------   --------           --------  --------

NET EARNINGS         $ 25,024   $ 23,824       5   $ 67,075  $ 42,376     58
                     ========   ========           ========  ========

PER COMMON SHARE:
EARNINGS BEFORE
CUMULATIVE EFFECT
OF ACCT. CHANGE      $   0.68   $   0.62      10   $   1.81  $   1.36     33

CUMULATIVE EFFECT
OF ACCT. CHANGE             -          -       -          -     (0.27)     -
                     --------   --------           --------  --------

NET EARNINGS         $   0.68   $   0.62      10   $   1.81  $   1.09     66
                     ========   ========           ========  ========

AVG. SHARES
OUTSTANDING            36,645     38,419             37,090    38,704

*Reflects adoption of SFAS No. 112 effective 1/1/93.